Exhibit 99.1

FOR IMMEDIATE RELEASE:                                                                November 10, 2011

KEY TECHNOLOGY ANNOUNCES FISCAL 2011 FOURTH QUARTER AND
 YEAR-END RESULTS

WALLA WALLA, WA -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for the fourth quarter and year ended September 30, 2011.

Net sales for fiscal 2011 were $116.3 million, compared to the $115.8 million reported for fiscal 2010.  The Company reported net earnings for fiscal 2011 of $1.5 million, or $0.27 per diluted share, compared to $3.6 million, or $0.69 per diluted share, for fiscal 2010.

Key Technology also announced results for its fiscal 2011 fourth quarter.  Net sales for the three-month period ended September 30, 2011 were $26.5 million, compared to the $31.0 million reported for the same quarter last year.  The Company reported a net loss for the fourth quarter of $1.1 million, or $0.21 per diluted share, compared with net earnings of $1.0 million, or $0.19 per diluted share, in the same period a year ago.

David Camp, President and Chief Executive Officer commented, “As previously announced, both the fourth quarter and fiscal year results included a $1.1 million pre-tax charge related to the restructuring of our global operations.”

For the 2011 fiscal year, gross profit was $37.8 million, compared to $40.2 million for fiscal 2010, or 32.5% and 34.7%, respectively, of net sales.  Gross profit for the fourth quarter of fiscal 2011 was $8.1 million compared to $11.0 million in the corresponding period last year, or 30.7% compared to 35.6%, respectively, of net sales.

Camp continued, “The margin decrease in fiscal 2011, compared to fiscal 2010, resulted primarily from higher than expected customer support costs, continued competitive pricing pressures, and certain charges related to the restructuring of our operations.  The margin decrease in the fourth quarter of fiscal 2011, compared to the fourth quarter of fiscal 2010, was also the result of these factors and, additionally, lower production volumes related to the lower net sales in the fourth quarter of fiscal 2011.”

Operating expenses for the year ended September 30, 2011 were $35.3 million, or 30.4% of net sales, compared to $34.9 million, or 30.1% of net sales, for fiscal 2010.  Operating expenses for the quarter ended September 30, 2011 were $9.7 million, or 36.8% of net sales, compared to $9.4 million, or 30.3% of net sales, in the same quarter last year.

Camp also commented, “We held our operating expenses consistent with the prior fiscal year, and at the same time expect to realize further benefits from leveraging our existing technical skills with the new expertise we have added to the Company in the last six months.”

Orders received for the fiscal year ended September 30, 2011 were $116.8 million, compared to $121.1 million in fiscal 2010.  New orders received during the fiscal 2011 fourth quarter were $33.9 million, compared to $36.2 million in the same period last year.  At the close of the September 2011 quarter, the Company’s backlog was $36.2 million, compared to $35.1 million at the close of the corresponding period one year ago.  A significant portion of the backlog at the end of fiscal 2011 is scheduled to ship after the first quarter of fiscal 2012.

Camp further commented, “The net sales for the first quarter of fiscal 2012 are expected to be similar to the revenues recorded in the fourth quarter of fiscal 2011 and, consistent with historical patterns, net sales are expected to improve during the remainder of fiscal 2012.  Also, we expect gross margins in the first quarter of 2012 will be challenged due to lower production volumes and continuing competitive pricing pressures.  Gross margins later in fiscal 2012 are expected to improve as the production volumes increase due to the backlog and order volume.”

Camp concluded, “We are encouraged by the year-end backlog and our order funnel is strong as we enter 2012.  We also expect to realize a positive impact this year from our new product introductions in 2011 and additional new product releases planned for 2012.”

Conference Call

The Company's conference call related to the fiscal 2011 fourth quarter and year-end results can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, November 10, 2011.   To access the audio webcast, go to http://www.key.net/investors/investor-events/default.html at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allows processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	current worldwide economic conditions may adversely affect the Company’s business and results of operations, and the business of the Company’s customers;
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure from its larger customers, which may reduce the Company’s profitability;
•	the failure of any of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	competition and advances in technology may adversely affect sales and prices;
•	the failure of the Company’s new products to compete successfully in either existing or new markets;
•	the Company's inability to retain and recruit experienced personnel may adversely affect the Company’s business and prospects for growth;
•	the loss of members of the Company’s management team could substantially disrupt the Company’s business operations;
•	the inability of the Company to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and the Company’s customer relations;

•	the Company's dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the limited availability and possible cost fluctuations of materials used in the Company’s products could adversely affect the Company’s gross profits; and
•	the price of the Company's common stock may fluctuate significantly and this may make it difficult for shareholders to resell common stock when they want or at prices they find attractive.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Year Ended September 30,		Three Months Ended September 30,
	2011	2010	2011	2010

Net sales	$116,328	$115,804	$26,453	$30,994
Cost of sales	78,531	75,651	18,330	19,963
Gross profit	37,797	40,153	8,123	11,031
Operating expenses:
Sales and marketing	19,474	18,047	5,456	4,996
Research and development	6,939	6,664	2,143	1,684
General and administrative	8,882	9,255	2,136	2,698
Amortization of intangibles	15	930	4	4
Total operating expenses	35,310	34,896	9,739	9,382
Gain (loss) on sale of assets	4	77	24	(14)
Earnings (loss) from operations	2,491	5,334	(1,592)	1,635
Other expense	(542)	(172)	(144)	(261)
Earnings (loss) before income taxes	1,949	5,162	(1,736)	1,374
Income tax expense (benefit)	495	1,524	(621)	388
Net earnings (loss)	$1,454	$3,638	$(1,115)	$986
Net earnings (loss) per share
- basic	$0.27	$0.69	$(0.21)	$0.19
- diluted	$0.27	$0.69	$(0.21)	$0.19

Shares used in per share calculation - basic	5,311	5,277	5,334	5,310
Shares used in per share calculation - diluted	5,329	5,293	5,334	5,325

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	September 30, 2011	September 30, 2010

Cash and cash equivalents	$28,754	$29,096
Trade accounts receivable, net	8,776	13,250
Inventories	24,269	21,191
Total current assets	69,349	69,520
Property, plant and equipment, net	19,433	16,821
Goodwill and other intangibles, net	2,575	2,590
Investment in Proditec	1,178	1,178
Total assets	94,405	91,267
Total current liabilities, including current portion of long-term debt	26,865	28,045
Long-term debt	5,197	5,542
Shareholders' equity	$58,774	$56,338

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CONTACT:	Key Technology, Inc., Walla Walla, Washington
David Camp, Chief Executive Officer – 509-529-2161